Exhibit 99.1

News Release

Contact: Garland W. Koch

Chief Financial Officer

United PanAm Financial Corp.

949.224.1244

e-mail: gkoch@upfc.com

FOR IMMEDIATE RELEASE

UNITED PANAM FINANCIAL CORP.

NEWS RELEASE

Newport Beach, Calif., August 27, 2004

United PanAm Financial Corp., a California corporation (the “Company” or “UPFC”) (NASDAQ: UPFC), has previously announced that it has delayed the filing of its quarterly report for the quarter ended June 30, 2004. The Company delayed the filing of its quarterly report because, based upon a review of historical loss data from 1996 forward, utilizing the revised methodology adopted by the Company for determining the adequacy of the Company’s allowance for loan losses and the related provisions for loan losses, management, in consultation with the Company’s auditor, has determined that additional provisions for losses will be required for the year ending December 31, 2002. As a result, the Company previously announced that it intends to restate its financial statements for the years ended December 31, 2002 and 2003 and subsequent interim periods to reflect such additional provisions. The Company expects to file revised financial statements and file the quarterly report for the period ended June 30, 2004 by September 3, 2004.

As a result of the delayed filing of the quarterly report, UPFC received a Nasdaq Staff Determination on August 26, 2004 indicating that UPFC has failed to supply The Nasdaq Stock Market with UPFC’s quarterly report for the period ended June 30, 2004 as required by Marketplace Rule 4310(c)(14) and has, therefore, failed to comply with requirements for continued listing. Accordingly, UPFC’s securities are subject to delisting from the Nasdaq National Market. UPFC is in the process of requesting a hearing before a Nasdaq Listing Qualifications Panel to review the Nasdaq Staff Determination, although there can be no assurance that the Panel will grant UPFC’s request for continued listing. UPFC is taking action to remedy the listing deficiency by continuing to work with its auditors to restate and refile its financials and file its quarterly report for the period ended June 30, 2004 by September 3, 2004, although no assurance can be given that they will be filed at that time.

Any restatement adjustments remain subject to audit. The Company’s published financial statements for the years ended December 31, 2002 and 2003 and subsequent interim periods including the auditor’s reports thereon and all earnings releases relating to such time periods, should not be relied upon until the completion of the audit of such adjustments and the issuance by the Company of corrected and restated financial statements for 2002 and 2003 and subsequent periods including the quarters ended March 31, 2004 and June 30, 2004.

Any statements set forth above that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act (“SLRA”) of 1995, including statements concerning the Company’s strategies, plans, objectives and intentions. Such statements are subject to a variety of estimates, risks and uncertainties, known and unknown, which may cause the company’s actual results to differ materially from those anticipated in such forward-looking statements. One of these risks is the fact that the review and audit may not be completed by September 3, 2004. Other potential risks and uncertainties are detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission.